LIMITED POWER OF ATTORNEY

     THE UNDERSIGNED, William J. Stromberg, hereby constitutes and appoints, with full power of substitution, any member of the Executive Committee of the Board of Directors of T. Rowe Price Group, Inc. (the "Corporation") or the Secretary of the Corporation, the true and lawful attorney-in-fact of the undersigned, with full power and authority in the name of and for and on behalf of the undersigned to execute and file any Form 3, Form 4 or Form 5 for the purpose of reporting securities transactions to the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended.

     This Power of Attorney is made under, and shall be governed pursuant to, the laws of the State of Maryland.


Date:  February 10, 2006	/s/________________________
 		              William J. Stromberg